Exhibit 99.1
For Further Information Contact:
Clyde R. Wallin
Chief Financial Officer and Sr. VP of Finance
Phone: 408-934-7500
Fax: 408-935-7600
Sipex Appoints Brian Hilton as Chairman of the Board
(Milpitas, CA – August 11, 2005) - Sipex Corporation (SIPX.PK) today announced the appointment of Brian Hilton as the Company’s new Chairman of the Board of Directors. Mr. Hilton is replacing Douglas McBurnie, who remains a member of the Board of Directors.
Mr. Hilton, who joined the Board in July, 2004 has over 35 years of experience in the semiconductor industry. Most recently, Hilton was president of Avnet Electronics Marketing, a global electronics distributor. In this role, Hilton was responsible for building Avnet’s Asian business and expanding their presence in Europe, the Middle East and Africa. Prior to Avnet, Hilton spent 30 years at Motorola Inc., reaching the position of corporate VP and director of worldwide sales and marketing for Motorola’s Semiconductor Products Sector (SPS).
“We are delighted to appoint Mr. Hilton as our new Chairman. We look forward to Brian’s guidance as we build Sipex’s future. His background is well suited to help us drive Sipex as a major analog player,” commented Ralph Schmitt, CEO of Sipex. “In addition, we would like to thank Mr. McBurnie for his past service as chairman helping Sipex through a very difficult time in the Company’s history.”
About Sipex
Sipex Corporation is a semiconductor Company that designs, manufactures and markets high performance, value-added analog integrated circuits (ICs). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in automotive, portable products, computing, communications, and networking infrastructure markets. The Company is headquartered in Milpitas, CA with additional offices in Belgium, Canada, China, Germany, Japan, and Taiwan. Sipex sells products direct and through its distribution channels. For more information about Sipex, visit www.sipex.com.
Forward-Looking Statements
This press release contains forward-looking statements, as defined under the securities laws of the United States. These forward-looking statements include the statements regarding the Company’s future and position in the marketplace. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, risks related to the operation of the Company’s business, competition and changes in the marketplace and changes in the global and national economies where the Company conducts business.